Exhibit 99.1

AOL AGREES TO ACQUIRE THE HUFFINGTON POST

Acquisition Will Solidify AOL’s Strategy of Creating a Premier Content Network

With Local, National and International Reach

Arianna Huffington To Lead Newly Formed The Huffington Post Media Group Which Will

Integrate All Huffington Post and AOL Content, Including News, Tech, Women, Local,

Multicultural, Entertainment, Video, Community, and More

The New Combined Media Group Will Reach

117 Million Americans and 270 Million Globally

Group Uniquely Positioned To Redefine the Future of Brand Advertising and Marketing

For an Engaged and Influential Audience

New York, NY – February 7, 2011 – AOL Inc. [NYSE:AOL] announced today that it has entered into a definitive agreement to acquire The Huffington Post, the influential and rapidly growing news, analysis, and lifestyle website founded in 2005, which now counts nearly 25 million unique monthly visitors*.

The transaction will create a premier global, national, local, and hyper-local content group for the digital age – leveraged across online, mobile, tablet, and video platforms. The combination of AOL’s infrastructure and scale with The Huffington Post’s pioneering approach to news and innovative community building among a broad and sophisticated audience will mark a seminal moment in the evolution of digital journalism and online engagement.

The new group will have a combined base of 117 million unique visitors a month in the United States and 270 million around the world**. Following the close of this transaction, AOL will accelerate its strategy to deliver a scaled and differentiated array of premium news, analysis, and entertainment produced by thousands of writers, editors, reporters, and videographers around the globe.

As part of the transaction, Arianna Huffington, The Huffington Post’s Co-founder and Editor-in-Chief, will be named President and Editor-in-Chief of The Huffington Post Media Group, which will integrate all Huffington Post and AOL content, including Engadget, TechCrunch, Moviefone, MapQuest, Black Voices, PopEater, AOL Music, AOL Latino, AutoBlog, Patch, StyleList, and more.

“The acquisition of The Huffington Post will create a next-generation American media company with global reach that combines content, community, and social experiences for consumers,” said Tim Armstrong, Chairman and CEO of AOL. “Together, our companies will embrace the digital future and become a digital destination that delivers unmatched experiences for both consumers and advertisers.”

Armstrong continued, “Arianna is a singularly passionate and dedicated champion of innovative journalistic engagement, and a master of the art of using new media to illuminate, entertain and enhance the national conversation. Arianna is a remarkable person and she will continue to create remarkable outcomes for the combined company.”

“This is truly a merger of visions and a perfect fit for us,” said Huffington. “The Huffington Post will continue on the same path we have been on for the last six years – though now at light speed – by combining with AOL. Our readers will still be able to come to the Huffington Post at the same URL, and find all the same content they’ve grown to love, plus a lot more – more local, more tech, more entertainment, more finance, and lots more video. We are fusing a legendary and powerful new media brand with a vibrant, innovative news organization, known for its distinctive voice, a highly engaged audience, an expertise in community-building, and a track record for demystifying the news and putting flesh and blood on the data while drawing our audience into the conversation.”

Huffington continued, “By uniting AOL and The Huffington Post, we are creating one of the largest destinations for smart content and community on the Internet. And we intend to keep making it better and better.”

Kenneth Lerer, The Huffington Post’s Co-Founder and Chairman, said, “The Huffington Post team has created a potent brand with the proven track record of knowing how to grow traffic, inform and entertain its readers and build a one-of-a-kind online community. Add that to the powerful scale and resources of AOL and you have the perfect combination for today and the future. Together these two companies will be a premier online content provider. From local citizen reporting through AOL’s Patch, to The Huffington Post’s national reporting on politics, business and culture, consumers will have access to everything they want whenever they want it.”

AOL has agreed to purchase The Huffington Post for $315 million, approximately $300 million of which will be paid in cash funded from cash on hand. The Huffington Post is privately owned by its two cofounders, as well as a group of investors. The proposed transaction is subject to customary closing conditions, including receipt of government approvals. The boards of directors of each company and shareholders of The Huffington Post have approved the transaction. The transaction is expected to close in the late first- or early second-quarter 2011.

The Huffington Post over-indexes on educated, affluent users, reaching the key decision makers in C-suites around the globe. The Huffington Post speaks to this influential audience via a host of prominent voices on its group blog. Among those who have blogged on The Huffington Post are: President Barack Obama, Secretary of State Hillary Clinton, Mayor Michael Bloomberg, Larry Page, Diane Sawyer, Buzz Aldrin, Nora Ephron, Bill Maher, Madeleine Albright, Robert Redford, Katie Couric, Neil Young, Rahm Emanuel, Mia Farrow, Senator Russ Feingold, Senator Al Franken, Ari Emanuel, Harry Shearer, Senator John Kerry, Representative Nancy Pelosi, Madonna, Lawrence Summers, Jamie Lee Curtis, Ryan Reynolds, Craig Newmark, Alec Baldwin, Aaron Sorkin, Natalie Portman, Scarlett Johansson, Russell Simmons, Sean Penn, Bill Gates, Norman Lear, Charlie Rose, Elizabeth Warren, Tavis Smiley, Sheryl Sandberg, George Clooney, and former President Bill Clinton. And the audience speaks back, generating four million comments a month***.

The Huffington Post’s affluent, influential audience, that is growing at a rate of 22 percent (December 2009 vs. December 2010)****, when combined with AOL’s massive scale, video offerings and local expertise, will represent an incredibly desirable demographic for a broad range of advertising partners across the board.

Conference Call – 8:00 a.m. Eastern Time, Monday, February 7, 2011

AOL will host a conference call with Chairman and CEO of AOL, Tim Armstrong, CFO of AOL, Arthur Minson and The Huffington Post Co-Founder & Editor-in-Chief, Arianna Huffington to

discuss the transaction at 8:00 a.m. Eastern time today. To listen to the call via webcast and access prepared remarks regarding the transaction, please visit our website at ir.aol.com and click on the link titled “AOL Inc. Conference Call” located under “Events & Presentations.” The prepared remarks by Arthur Minson regarding the financial impact of AOL’s acquisition of The Huffington Post will be available beginning at 7:00 a.m. Eastern time today. We recommend going to the website at least 15 minutes prior to the start of the webcast to register, download and install any necessary software. Instructions for accessing and registering for the webcast will be available at ir.aol.com beginning today. Visitors will also be able to listen to an archived copy of the webcast at ir.aol.com by clicking into “Events & Presentations” for up to 1 year following the event.

Parties in the United States and Canada should call toll-free (800) 329-9097 and other international parties should call (617) 614-4929. Participants should reference “AOL Call” when dialing into the live call. The conference call is scheduled to begin promptly at its appointed time, and all participants should be on the line by then.

Replays of the conference call will be available at 11:00 a.m. (ET) on Monday, February 7, 2011 and run until 11:59 p.m. (ET) on February 21, 2011. To hear the replay, U.S. and Canadian parties should call toll-free (888) 286-8010 and other international parties should call (617) 801-6888. The access code for the replay is 90388239.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding the anticipated benefits of the transaction, the expected closing date and other statements identified by words such as “may,” “will,” “intend,” “estimate,” “should,” “expect” or similar expressions. These statements are based on the current expectations and beliefs of AOL’s management, and are subject to uncertainty and changes in circumstances, including, but not limited to, the approval of the transaction by antitrust authorities, the satisfaction of the closing conditions to the transaction, the competitiveness and quality of our combined content offerings and significant competition in the media and journalism industries generally, our ability to timely and successfully integrate The Huffington Post’s operations into our operations, our ability to retain, hire and develop skilled employees and the parties’ performance of their obligations under the agreements. Any forward-looking information is not a guarantee of future performance and actual results may vary materially from those expressed or implied by the statements herein, due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, as well as factors affecting The Huffington Post’s and AOL’s operations and businesses. More detailed information about these factors as they relate to AOL may be found in the section entitled “Risk Factors” in AOL’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC. AOL is under no obligation to, and expressly disclaims any obligation to, update or alter the forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise.

About AOL

AOL Inc. (NYSE: AOL) is a leading global Web services company with an extensive suite of brands and offerings and a substantial worldwide audience. AOL’s business spans online content, products and services that the company offers to consumers, publishers and advertisers. AOL is focused on attracting and engaging consumers and providing valuable online advertising services on both AOL’s owned and operated properties and third-party websites. In addition, AOL operates one of the largest Internet subscription access services in the United States, which serves as a valuable distribution channel for AOL’s consumer offerings.

# # #

*	comScore, December 2010
**	comScore, December 2010
***	Internal
****	comScore

Contacts:

Lauren Hurvitz

AOL

212-206-5020

lauren.hurvitz@teamaol.com

Eoin Ryan

AOL Investor Relations

212-206-5025

Eoin.Ryan@teamaol.com

Mario Ruiz

The Huffington Post

646-274-2439

Mario@huffingtonpost.com

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